Exhibit 99.1

Bank of the Ozarks, Inc. Announces Second Quarter 2012 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 12, 2012--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the quarter ended June 30, 2012 was $19.1 million, a 62.0% decrease from $50.2 million for the second quarter of 2011. Diluted earnings per common share for the second quarter of 2012 were $0.55, a 62.3% decrease from $1.46 for the second quarter of 2011.

For the six months ended June 30, 2012, net income totaled $37.1 million, a 42.8% decrease from net income of $64.8 million for the first six months of 2011. Diluted earnings per common share for the first six months of 2012 were $1.06, a 43.6% decrease from $1.88 for the first six months of 2011.

The Company made no FDIC-assisted acquisitions during the first six months of 2012, and its results for the second quarter and first six months of 2012 did not include any bargain purchase gains or any acquisition or conversion costs related to its seven previous FDIC-assisted acquisitions. The Company’s results for the second quarter of 2011 included two FDIC-assisted acquisitions which resulted in a gain, net of acquisition and conversion costs, of approximately $36.4 million after taxes, or approximately $1.06 of diluted earnings per common share. The Company’s results for the first six months of 2011 included three FDIC-assisted acquisitions which resulted in a gain, net of acquisition and conversion costs, of approximately $37.3 million after taxes, or approximately $1.09 of diluted earnings per common share.

On August 16, 2011 the Company completed a 2-for-1 stock split, in the form of a stock dividend, effected by issuing one share of common stock for each share of such stock outstanding on August 5, 2011. All share and per share information contained in this release has been adjusted to give effect to this stock split.

The Company’s annualized returns on average assets and average common stockholders’ equity for the second quarter of 2012 were 2.04% and 17.07%, respectively, compared to 5.24% and 55.88%, respectively, for the second quarter of 2011. Annualized returns on average assets and average common stockholders’ equity for the first six months of 2012 were 1.97% and 16.91%, respectively, compared to 3.63% and 38.05%, respectively, for the first six months of 2011.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report our excellent results for the quarter just ended. As we had expected, growth in non-covered loans and leases was robust. Asset quality, which has been one of our traditional strengths, got even better as evidenced by improvement in our asset quality ratios to the best levels in four years. Our net interest margin continued to be among the best in the industry. We had excellent results in almost every category of non-interest income, and our non-interest expense declined for the fourth consecutive quarter. Even more important, we believe we are well positioned for future growth and profitability.”

Loans and leases, excluding loans covered by FDIC loss share agreements (“covered loans”), were $1.98 billion at June 30, 2012, a 10.0% increase compared to $1.80 billion at June 30, 2011. Including covered loans, total loans and leases were $2.69 billion at June 30, 2012, a 0.4% decrease from $2.70 billion at June 30, 2011.

Mr. Gleason stated, “During the quarter just ended, our balance of loans and leases outstanding, excluding covered loans, increased $89 million, and our unfunded balance of closed loans increased $163 million from $391 million at March 31, 2012 to $554 million at June 30, 2012. The significant increase in our unfunded balance of closed loans has favorable implications for further growth in the balance of loans and leases outstanding in future quarters.”

Deposits were $2.81 billion at June 30, 2012, an 11.4% decrease compared to $3.17 billion at June 30, 2011.

Total assets were $3.76 billion at June 30, 2012, a 6.5% decrease compared to $4.03 billion at June 30, 2011.

Common stockholders’ equity was $460 million at June 30, 2012, a 19.2% increase from $386 million at June 30, 2011. Book value per common share was $13.29 at June 30, 2012, a 17.9% increase from $11.27 at June 30, 2011. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common stockholders’ equity to total assets increased to 12.21% as of June 30, 2012, compared to 9.57% as of June 30, 2011. Its ratio of tangible common stockholders’ equity to tangible total assets increased to 11.95% as of June 30, 2012 compared to 9.28% as of June 30, 2011.

NET INTEREST INCOME

Net interest income for the second quarter of 2012 decreased 0.4% to $42.3 million compared to $42.5 million for the second quarter of 2011 and decreased 3.5% compared to $43.8 million in the first quarter of 2012. Net interest margin, on a fully taxable equivalent (“FTE”) basis, increased four basis points to 5.84% in the second quarter of 2012 compared to 5.80% in the second quarter of 2011, but decreased 14 basis points compared to 5.98% in the first quarter of 2012. Average earning assets decreased to $3.06 billion in the second quarter of 2012 compared to $3.09 billion in the second quarter of 2011 and $3.10 billion in the first quarter of 2012.

Net interest income for the first six months of 2012 was $86.1 million, a 9.6% increase from $78.6 million for the first six months of 2011. The Company’s net interest margin (FTE) for the first six months of 2012 was 5.91%, a 20 basis point increase from 5.71% for the first six months of 2011. Average earning assets increased to $3.08 billion for the first six months of 2012 compared to $2.93 billion in the first six months of 2011.

NON-INTEREST INCOME

Non-interest income for the second quarter of 2012 decreased 79.1% to $15.7 million compared to $75.1 million for the second quarter of 2011 but increased 13.8% compared to $13.8 million for the first quarter of 2012. Results for the second quarter of 2011 included a pre-tax bargain purchase gain of $62.8 million on two FDIC-assisted acquisitions. The Company made no FDIC-assisted acquisitions in the second quarter or first six months of 2012.

Non-interest income for the first six months of 2012 was $29.5 million, a 66.5% decrease from $88.0 million for the first six months of 2011. Results for the first six months of 2011 included a pre-tax bargain purchase gain of $65.7 million on three FDIC-assisted acquisitions.

Service charges on deposit accounts increased 7.0% to $4.91 million in the second quarter of 2012 compared to $4.59 million in the second quarter of 2011. Service charges on deposit accounts were $9.60 million for the first six months of 2012, a 14.0% increase from $8.42 million for the first six months of 2011.

Mortgage lending income increased 109.5% to $1.33 million in the second quarter of 2012 compared to $0.63 million in the second quarter of 2011. Mortgage lending income was $2.43 million in the first six months of 2012, an 84.7% increase from $1.31 million in the first six months of 2011.

Trust income for the second quarter of 2012 increased 10.6% to $0.89 million compared to $0.80 million for the second quarter of 2011. Trust income was $1.66 million in the first six months of 2012, a 4.9% increase from $1.59 million in the first six months of 2011.

Income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $2.04 million in the second quarter of 2012, a decrease of 30.4% compared to $2.92 million in the second quarter of 2011. For the first six months of 2012, income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $4.34 million, a decrease of 11.8% compared to $4.92 million in the first six months of 2011.

Other loss share income was $3.20 million in the second quarter of 2012, an increase of 224.9% compared to $0.98 million in the second quarter of 2011. Other loss share income was $5.18 million in the first six months of 2012 compared to $1.96 million in the first six months of 2011, an increase of 165.0%.

Net gains on sales of other assets were $1.40 million in the second quarter of 2012 compared to $0.71 million in the second quarter of 2011. Net gains on sales of other assets were $2.95 million in the first six months of 2012 compared to $1.11 million in the first six months of 2011. The net gains on sales of other assets in the second quarter and first six months of 2012 were primarily due to net gains on sales of foreclosed assets covered by FDIC loss share agreements.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2012 decreased 22.5% to $27.3 million compared to $35.2 million for the second quarter of 2011. Non-interest expense for the second quarter of 2011 included pre-tax acquisition and conversion costs related to FDIC-assisted acquisitions of approximately $2.9 million. There were no acquisition and conversion costs included in the Company’s results for the second quarter of 2012.

The Company’s efficiency ratio for the quarter ended June 30, 2012 was 45.4% compared to 29.4% for the second quarter of 2011 and 47.7% for the first quarter of 2012.

Non-interest expense for the first six months of 2012 was $55.9 million, a 9.0% decrease from $61.4 million for the first six months of 2011. Non-interest expense for the first six months of 2011 included pre-tax acquisition and conversion costs related to FDIC-assisted acquisitions of approximately $4.3 million. There were no acquisition and conversion costs included in the Company’s results for the first six months of 2012.

The Company’s efficiency ratio for the first six months of 2012 was 46.5% compared to 35.9% for the first six months of 2011.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans, repossessions and foreclosed assets covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. At June 30, 2012, the carrying value of covered loans was $712 million, foreclosed assets covered by loss share was $65 million and the FDIC loss share receivable was $209 million. At June 30, 2011, the carrying value of covered loans was $903 million, foreclosed assets covered by loss share was $78 million and the FDIC loss share receivable was $357 million.

Excluding covered loans, nonperforming loans and leases as a percent of total loans and leases improved to 0.50% as of June 30, 2012 compared to 1.09% as of June 30, 2011 and 0.61% as of March 31, 2012.

Excluding covered loans and foreclosed assets covered by loss share, nonperforming assets as a percent of total assets improved to 0.63% as of June 30, 2012 compared to 1.39% as of June 30, 2011 and 0.77% as of March 31, 2012.

Excluding covered loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases improved to 0.75% as of June 30, 2012 compared to 2.47% as of June 30, 2011 and 0.86% as of March 31, 2012.

The Company’s net charge-offs for the second quarter of 2012 decreased to $2.8 million compared to $3.9 million for the second quarter of 2011 and $3.6 million for the first quarter of 2012. The Company’s net charge-offs for the second quarter of 2012 included $0.8 million for non-covered loans and leases and $2.0 million for covered loans. The Company’s net charge-offs for the second quarter of 2011 included $3.9 million for non-covered loans and leases and none for covered loans. The Company’s net charge-offs for the first quarter of 2012 included $2.1 million for non-covered loans and leases and $1.5 million for covered loans. Net charge-offs for covered loans are reported net of applicable FDIC loss share receivable amounts.

The Company’s annualized net charge-off ratio for its non-covered loans and leases improved to 0.18% for the second quarter of 2012 compared to 0.85% for the second quarter of 2011 and 0.44% for the first quarter of 2012. The Company’s annualized net charge-off ratio for all loans and leases, including covered loans, improved to 0.43% for the second quarter of 2012 compared to 0.59% for the second quarter of 2011 and 0.55% for the first quarter of 2012.

The Company’s net charge-offs for the first six months of 2012 decreased to $6.4 million compared to $7.1 million for the first six months of 2011. The Company’s net charge-offs for the first six months of 2012 included $3.0 million for non-covered loans and leases and $3.4 million for covered loans. The Company’s net charge-offs for the first six months of 2011 included $7.1 million for non-covered loans and leases and none for covered loans.

The Company’s annualized net charge-off ratio for its non-covered loans and leases improved to 0.31% for the first six months of 2012 compared to 0.79% for the first six months of 2011. The Company’s annualized net charge-off ratio for all loans and leases, including covered loans, improved to 0.49% for the first six months of 2012 compared to 0.57% for the first six months of 2011.

For the second quarter of 2012, the Company’s provision for loan and lease losses decreased to $3.1 million, which included $1.1 million for non-covered loans and leases and $2.0 million for covered loans. For the second quarter of 2011, the Company’s provision for loan and lease losses was $3.8 million, all of which was for non-covered loans and leases. For the first six months of 2012, the Company’s provision for loan and lease losses increased to $6.1 million, which included $2.7 million for non-covered loans and leases and $3.4 million for covered loans. For the first six months of 2011, the Company’s provision for loan and lease losses was $6.0 million, all of which was for non-covered loans and leases.

The Company’s allowance for loan and lease losses was $38.9 million, or 1.96% of total non-covered loans and leases at June 30, 2012, compared to $39.1 million, or 2.17% of total non-covered loans and leases at June 30, 2011, and $38.6 million, or 2.04% of total non-covered loans and leases at March 31, 2012. The Company had no allowance for covered loans at June 30, 2012 or 2011 or March 31, 2012.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday, July 13, 2012. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-298-3511 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-203-1112 in the United States and Canada or 719-457-0820 internationally. The passcode for this telephone playback is 2450813. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying satisfactory sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into additional FDIC-assisted acquisitions or problems with integrating or managing acquisitions; opportunities to profitably deploy capital; the ability to achieve growth in loans, leases and deposits, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, including their effect on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related assets covered by FDIC loss share agreements; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2011 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 115 offices, including 66 Arkansas offices, 28 Georgia offices, 13 Texas offices, four Florida offices, two North Carolina offices, and one office each in South Carolina and Alabama. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	% Change	2012	2011	% Change
Income statement data:
Net interest income	$42,298	$42,476	(0.4)%	$86,132	$78,559	9.6%
Provision for loan and lease losses	3,055	3,750	(18.5)	6,131	6,000	2.2
Non-interest income	15,710	75,058	(79.1)	29,520	88,048	(66.5)
Non-interest expense	27,282	35,200	(22.5)	55,889	61,392	(9.0)
Net income available to common stockholders	19,092	50,217	(62.0)	37,102	64,847	(42.8)

Common stock data:*
Net income per share – diluted	$0.55	$1.46	(62.3)%	$1.06	$1.88	(43.6)%
Net income per share – basic	0.55	1.47	(62.6)	1.07	1.90	(43.7)
Cash dividends per share	0.12	0.09	33.3	0.23	0.175	31.4
Book value per share	13.29	11.27	17.9	13.29	11.27	17.9
Diluted shares outstanding (thousands)	34,887	34,464		34,851	34,406
End of period shares outstanding (thousands)	34,594	34,237		34,594	34,237

Balance sheet data at period end:
Assets	$3,764,860	$4,028,339	(6.5)%	$3,764,860	$4,028,339	(6.5)%
Loans and leases not covered by loss share	1,981,684	1,802,127	10.0	1,981,684	1,802,127	10.0
Allowance for loan and lease losses	38,862	39,124	(0.7)	38,862	39,124	(0.7)
Loans covered by loss share	711,723	902,832	(21.2)	711,723	902,832	(21.2)
Foreclosed assets covered by loss share	65,405	77,538	(15.6)	65,405	77,538	(15.6)
FDIC loss share receivable	208,758	357,449	(41.6)	208,758	357,449	(41.6)
Investment securities	414,898	499,244	(16.9)	414,898	499,244	(16.9)
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	5,946	7,977	(25.5)	5,946	7,977	(25.5)
Deposits	2,808,986	3,170,483	(11.4)	2,808,986	3,170,483	(11.4)
Repurchase agreements with customers	31,600	39,403	(19.8)	31,600	39,403	(19.8)
Other borrowings	339,703	292,682	16.1	339,703	292,682	16.1
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Common stockholders’ equity	459,590	385,683	19.2	459,590	385,683	19.2
Net unrealized gains (losses) on investment securities AFS included in common stockholders’ equity	11,452	3,330		11,452	3,330
Loan and lease, including covered loans, to deposit ratio	95.89%	85.32%		95.89%	85.32%

Selected ratios:
Return on average assets**	2.04%	5.24%		1.97%	3.63%
Return on average common stockholders’ equity**	17.07	55.88		16.91	38.05
Average common equity to total average assets	11.95	9.38		11.66	9.55
Net interest margin – FTE**	5.84	5.80		5.91	5.71
Efficiency ratio	45.35	29.39		46.54	35.87
Net charge-offs to average loans and leases**(1)(2)	0.18	0.85		0.31	0.79
Nonperforming loans and leases to total loans and leases(1)	0.50	1.09		0.50	1.09
Nonperforming assets to total assets(1)	0.63	1.39		0.63	1.39
Allowance for loan and lease losses to total loans and leases(1)	1.96	2.17		1.96	2.17

Other information:
Non-accrual loans and leases(1)	$9,832	$19,599		$9,832	$19,599
Accruing loans and leases – 90 days past due(1)	-	-		-	-
Troubled and restructured loans and leases(1)	-	-		-	-
ORE and repossessions(1)	13,898	36,348		13,898	36,348
Impaired covered loans	22,758	-		22,758	-

* Adjusted to give effect to 2-for-1 stock split effective August 16, 2011.
** Ratios for interim periods annualized based on actual days.
(1) Excludes loans and/or foreclosed assets covered by FDIC loss share agreements, except for their inclusion in total assets.
(2) Excludes net charge-offs related to loans covered by FDIC loss share agreements.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	9/30/10	12/31/10	3/31/11	6/30/11	9/30/11	12/31/11	3/31/12	6/30/12
Earnings Summary:
Net interest income	$32,768	$33,945	$36,083	$42,476	$44,336	$45,839	$43,833	$42,298
Federal tax (FTE) adjustment	2,447	2,341	2,318	2,235	2,256	2,210	2,288	2,151
Net interest income (FTE)	35,215	36,286	38,401	44,711	46,592	48,049	46,121	44,449
Provision for loan and lease losses	(4,300)	(4,100)	(2,250)	(3,750)	(1,500)	(4,275)	(3,076)	(3,055)
Non-interest income	25,183	18,646	12,990	75,058	16,071	12,964	13,810	15,710
Non-interest expense	(23,565)	(25,274)	(26,192)	(35,200)	(31,800)	(29,339)	(28,607)	(27,282)
Pretax income (FTE)	32,533	25,558	22,949	80,819	29,363	27,399	28,248	29,822
FTE adjustment	(2,447)	(2,341)	(2,318)	(2,235)	(2,256)	(2,210)	(2,288)	(2,151)
Provision for income taxes	(9,878)	(6,303)	(6,004)	(28,380)	(8,220)	(7,604)	(7,950)	(8,584)
Noncontrolling interest	17	17	3	13	17	(15)	(1)	5
Net income available to common stockholders	$20,225	$16,931	$14,630	$50,217	$18,904	$17,570	$18,009	$19,092

Earnings per common share – diluted *	$0.59	$0.49	$0.43	$1.46	$0.55	$0.51	$0.52	$0.55

Non-interest Income:
Service charges on deposit accounts	$4,002	$4,019	$3,838	$4,586	$4,734	$4,936	$4,693	$4,908
Mortgage lending income	1,024	1,495	681	634	815	1,147	1,101	1,328
Trust income	802	888	782	803	810	811	774	888
Bank owned life insurance income	580	574	568	575	585	580	576	567
Accretion of FDIC loss share receivable, net of amortization of FDIC clawback payable	906	1,252	1,998	2,923	2,861	2,359	2,305	2,035
Other loss share income, net	295	304	971	984	2,976	1,501	1,983	3,197
Gains (losses) on investment securities	570	226	152	199	638	(56)	1	402
Gains on sales of other assets	267	571	407	705	1,727	899	1,555	1,397
Gains on FDIC-assisted transactions	16,122	8,859	2,952	62,756	-	-	-	-
Other	615	458	641	893	925	787	822	988
Total non-interest income	$25,183	$18,646	$12,990	$75,058	$16,071	$12,964	$13,810	$15,710

Non-interest Expense:
Salaries and employee benefits	$10,539	$12,351	$11,647	$14,817	$14,597	$15,202	$14,052	$14,574
Net occupancy expense	2,782	2,999	3,106	3,775	4,301	3,522	3,878	3,650
Other operating expenses	10,111	9,764	11,211	16,172	12,398	10,106	10,168	8,549
Amortization of intangibles	133	160	228	436	504	509	509	509
Total non-interest expense	$23,565	$25,274	$26,192	$35,200	$31,800	$29,339	$28,607	$27,282

Allowance for Loan and Lease Losses:
Balance at beginning of period	$40,176	$40,250	$40,230	$39,225	$39,124	$39,136	$39,169	$38,632
Net charge-offs	(4,226)	(4,120)	(3,255)	(3,851)	(1,488)	(4,242)	(3,613)	(2,825)
Provision for loan and lease losses	4,300	4,100	2,250	3,750	1,500	4,275	3,076	3,055
Balance at end of period	$40,250	$40,230	$39,225	$39,124	$39,136	$39,169	$38,632	$38,862

Selected Ratios:
Net interest margin - FTE**	5.31%	5.35%	5.61%	5.80%	5.90%	6.05%	5.98%	5.84%
Efficiency ratio	39.02	46.01	50.97	29.39	50.75	48.09	47.73	45.35
Net charge-offs to average loans and leases**(1)(2)	0.88	0.87	0.72	0.85	0.33	0.84	0.44	0.18
Nonperforming loans and leases to total loans and leases(1)	0.90	0.75	0.77	1.09	1.22	0.70	0.61	0.50
Nonperforming assets to total assets(1)	1.85	1.72	1.62	1.39	1.45	1.17	0.77	0.63
Allowance for loan and lease losses to total loans and leases(1)	2.13	2.17	2.17	2.17	2.10	2.08	2.04	1.96
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(1)	1.90	2.02	2.19	2.47	1.89	1.56	0.86	0.75

* Adjusted to give effect to 2-for-1 stock split effective August 16, 2011.
** Ratios for interim periods annualized based on actual days.
(1) Excludes loans and/or foreclosed assets covered by FDIC loss share agreements, except for their inclusion in total assets.
(2) Excludes net charge-offs related to loans covered by FDIC loss share agreements.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis – FTE Unaudited

	Three Months Ended June 30,						Six Months Ended June 30,
	2012			2011			2012			2011
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$1,361	$1	0.44%	$3,178	$25	3.16%	$1,094	$3	0.58%	$2,092	$28	2.66%
Investment securities:
Taxable	82,434	705	3.44	131,223	1,057	3.23	84,170	1,420	3.39	86,977	1,484	3.44
Tax-exempt – FTE	337,208	6,127	7.31	340,696	6,368	7.50	343,573	12,644	7.40	346,103	12,972	7.56
Loans and leases – FTE	1,907,898	27,422	5.78	1,814,949	28,052	6.20	1,897,170	55,725	5.91	1,821,998	55,935	6.19
Covered loans	732,038	15,668	8.61	802,371	17,607	8.80	756,503	32,362	8.58	676,111	29,030	8.66
Total earning assets – FTE	3,060,939	49,923	6.56	3,092,417	53,109	6.89	3,082,510	102,154	6.66	2,933,281	99,449	6.84
Non-interest earning assets	704,404			751,287			700,967			665,309
Total assets	$3,765,343			$3,843,704			$3,783,477			$3,598,590

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,574,598	$1,138	0.29%	$1,527,094	$2,516	0.66%	$1,562,376	$2,515	0.32%	$1,433,168	$4,783	0.67%
Time deposits of $100,000 or more	348,278	494	0.57	524,381	1,239	0.95	372,520	1,163	0.63	502,693	2,474	0.99
Other time deposits	455,629	679	0.60	581,600	1,436	0.99	475,043	1,548	0.66	522,541	2,715	1.05
Total interest bearing deposits	2,378,505	2,311	0.39	2,633,075	5,191	0.79	2,409,939	5,226	0.44	2,458,402	9,972	0.82
Repurchase agreements with customers	35,952	12	0.14	40,213	57	0.57	37,313	33	0.18	41,396	118	0.58
Other borrowings	285,210	2,691	3.79	294,042	2,718	3.71	292,142	5,391	3.71	295,683	5,389	3.68
Subordinated debentures	64,950	460	2.85	64,950	432	2.67	64,950	934	2.89	64,950	858	2.66
Total interest bearing liabilities	2,764,617	5,474	0.80	3,032,280	8,398	1.11	2,804,344	11,584	0.83	2,860,431	16,337	1.15
Non-interest bearing liabilities:
Non-interest bearing deposits	490,760			396,788			471,526			355,516
Other non-interest bearing liabilities	56,591			50,749			62,938			35,525
Total liabilities	3,311,968			3,479,817			3,338,808			3,251,472
Common stockholders’ equity	449,955			360,459			441,246			343,686
Noncontrolling interest	3,420			3,428			3,423			3,432
Total liabilities and stockholders’ equity	$3,765,343			$3,843,704			$3,783,477			$3,598,590

Net interest income – FTE		$44,449			$44,711			$90,570			$83,112
Net interest margin – FTE			5.84%			5.80%			5.91%			5.71%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217